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                                                                    Exhibit 23.2




                NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         Arthur Andersen LLP (Arthur Andersen) issued an audit report in connection with the Plan's annual report on Form 11-K for the year ended December 31, 2001 (2001 Audit Report). NS Group, Inc. dismissed Arthur Andersen as its independent auditors and engaged Deloitte & Touche LLP in 2002. On August 31, 2002, Arthur Andersen ceased practicing before the SEC and all personnel responsible for auditing the Plan's financial statements have left the firm. As a result, after reasonable efforts, the Plan has been unable to obtain the written consent of Arthur Andersen to the incorporation by reference of its 2001 Audit Report into the Company's previously filed registration statements on Form S-8 under the Securities Act of 1933 (File Nos. 33-24182, 33-24183, 33-28995,
33-37454, 33-39695, 33-51899, 33-56637, 333-03657, 333-73169, 333-73163,
333-73161, 333-85925, and 333-42058).

         As a result, with respect to transactions in the Company's securities pursuant to these registration statements that occur subsequent to the date this Annual Report on Form 11-K is filed with the Securities and Exchange Commission, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.